UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 13, 2004

SERACARE LIFE SCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

California	0-33045	33-0056054
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1935 Avenida del Oro, Suite F Oceanside, CA		92056
(Address of principal executive offices)		(Zip Code)

(760) 806-8922

Registrant’s telephone number, including area code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 8, 2004, SeraCare Life Sciences, Inc. (the “Company”) entered into an employment agreement with Thomas Lawlor pursuant to which Mr. Lawlor will serve as the Company’s Global Chief Operating Officer. The employment agreement has an effective date of December 13, 2004.

The following summary of Mr. Lawlor’s employment agreement is qualified in its entirety by reference to the text of the employment agreement, a copy of which is filed as Exhibit 10.1 to this report and hereby incorporated by this reference.

The employment agreement has an initial term of one year and, in the absence of advance written notice by either party to the other, will be automatically extended for an additional year on each anniversary of the effective date of the employment agreement.

The employment agreement provides for the payment of an annual base salary of $250,000 and a one time sign-on bonus of $50,000. The employment agreement also provides for an annual bonus. The annual bonus is to be determined by the Compensation Committee of the Company’s Board of Directors, but must be at least $50,000 per fiscal year subject to a maximum bonus amount of $120,000 for the Company’s fiscal year ending September 30, 2005. Factors to be considered by the Compensation Committee in determining the amount of the annual bonus include Mr. Lawlor’s performance and the Company’s financial performance for the applicable fiscal year. Mr. Lawlor is also entitled to participate in and be covered by all other employee health, insurance, 401K and other plans and benefits currently established for the employees of the Company. In addition, the employment agreement provides Mr. Lawlor with a $1,000 per month automobile allowance, paid time off benefits of no less than four weeks per year and reimbursement of all business expenses. If the Company terminates Mr. Lawlor’s employment without cause, or if Mr. Lawlor terminates his employment under certain circumstances set forth in the employment agreement, then Mr. Lawlor shall be entitled to a lump sum payment equal to one times the value of his annual base salary under the employment agreement plus the accrued but unpaid portion of his annual bonus that the Compensation Committee has determined Mr. Lawlor is eligible to receive for the applicable fiscal year. In such event, the unvested portion of Mr. Lawlor’s stock options (described below) that was scheduled to vest if Mr. Lawlor had remained employed by the Company for the remainder of the fiscal year in which his employment is terminated, will vest in full.

In the event of a change-in-control of the Company (as defined in the employment agreement) in which all of the following have occurred (i) Mr. Lawlor’s employment agreement is not assumed by the surviving entity, (ii) Mr. Lawlor is not offered a similar position with similar benefits, and (iii) Mr. Lawlor voluntarily resigns following the change-in-control, then any unvested portion of Mr. Lawlor’s stock options (described below) will vest in full and Mr. Lawlor would be entitled to a lump sum payment equal to one and one-half times the value of his annual base salary under the employment agreement plus the accrued but unpaid portion of his annual bonus that the Compensation Committee has determined Mr. Lawlor is eligible to receive for the applicable fiscal year.

In accordance with the terms of his employment agreement, on December 13, 2004, the Company granted to Mr. Lawlor a nonqualified stock option to purchase 160,000 shares of the Company’s common stock at an exercise price equal to the closing price per share of the Company’s common stock on December 13, 2004. The stock option vests in three equal annual installments and expires six years from the date of grant. Vesting of the stock option may be accelerated under the circumstances described in the stock option agreement. The stock option was not granted under the Company’s Stock Incentive Plan, and will not be submitted to the shareholders for approval. The foregoing summary of Mr. Lawlor’s stock option agreement is qualified in its entirety by reference to the text of the stock option agreement, a copy of which is filed as Exhibit 10.2 to this report and hereby incorporated by this reference.

Item 2.02	RESULTS OF OPERATION AND FINANCIAL CONDITION.

On December 13, 2004, SeraCare Life Sciences, Inc. issued the press release attached as Exhibit 99.1 to this report and hereby incorporated by this reference.

Item 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

(c) On December 13, 2004, SeraCare Life Sciences, Inc. issued the press release attached as Exhibit 99.2 and hereby incorporated by this reference, announcing the hiring of Thomas Lawlor as its Global Chief Operating Officer.

Mr. Lawlor, 47, brings to the Company nearly 24 years of life sciences and biotech industry management experience, with a focus on blood and plasma-based products and services. He joins the Company from Haemonetics Corporation (NYSE: HAE) in Braintree, Massachusetts, where he has been for 18 years, most recently as Vice President of U.S. Blood Bank and Field Services Operations. In this position, Mr. Lawlor was responsible for sales, marketing, and service and clinical training programs across the country.

Previously, as Vice President of Haemonetics’ U.S. Surgical, Plasma and Field Service Operations, Mr. Lawlor managed $110 million in revenues, successfully integrated two acquisitions and achieved sales and gross profit margin improvements across the businesses. Prior to joining Haemonetics in 1986, Mr. Lawlor fulfilled various technical and managerial positions at Intermetrics, Inc.

See disclosure under Item 1.01 above for the material terms of Mr. Lawlor’s employment agreement and other material terms of his employment.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits.

The exhibits to this Current Report are listed in the Exhibit Index set forth elsewhere herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 13, 2004

SERACARE LIFE SCIENCES, INC.

/s/ Tim T. Hart
Tim T. Hart,
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, with an effective date of December 13, 2004, between SeraCare Life Sciences, Inc. and Thomas Lawlor.

10.2	Nonqualified Stock Option Agreement, dated December 13, 2004, between SeraCare Life Sciences, Inc. and Thomas Lawlor.

99.1	Text of press release of SeraCare Life Sciences, Inc., issued December 13, 2004.

99.2	Text of press release of SeraCare Life Sciences, Inc., issued December 13, 2004.